Exhibit 10.7
[Avon Letterhead]

Private and Confidential
18 May 2017

James Thompson

RELOCATION TO THE UNITED KINGDOM
Dear James,

We are pleased to confirm the terms and conditions relating to your relocation to the United Kingdom ("Destination Country") from the United States ("Departure Country") in connection with your anticipated employment with Avon Cosmetics Limited, a wholly owned subsidiary of Avon Products, Inc. (collectively for purposes of this letter, "Avon").

This letter (the "Relocation Letter") is linked with Avon 's Permanent International Transfer Policy -Tier 1 (hereafter "the Permanent Relocation Policy") as may be in effect from time to time, and summarizes key points in the Permanent Relocation Policy as it pertains to your relocation and may contain certain additional requirements and terms. The Permanent Relocation Policy may be changed from time to time as legal requirements may dictate or, subject to the above provisions, new practices may require or for other reasons at the discretion of Avon. In addition, local conditions and guidelines applicable to Avon international transfers in the Destination Country will also govern. The items in this letter do not create a contract of employment, but simply seek to confirm the conditions that pertain to your relocation to the Destination Country. In the event of any change in circumstances, or additional matters not known at this time, Avon reserves the right to make adjustments to this letter.

IMPORTA NT DETAILS

It is expected that you will relocate to the Destination Country on or about August 1, 2017 coincident with the commencement of your employment with Avon Cosmetics Limited, pending the grant of your work permit/visa in the Destination Country, and your acceptance of the terms and conditions of this letter and your offer letter and contract of employment.

For the purposes of this letter, your accompanying family will include yourself, your spouse/partner and your dependent child.

Please note that the payments and benefits set out in this letter are only payable provided you remain employed by Avon at the time of payment.
Expense Reimbursement
Weichert, a third party relocation company, will be responsible for expense reimbursement of all relocation-related expenses. Relocation expenses are not to be submitted through the internal expense system or any local expense process for reimbursement without prior approval from Avon Global Mobility. Most relocation expenses are taxable and therefore Avon Global Mobility and your Weichert Relocation Counselor must process all relocation expenses to ensure proper tax compliance for Avon. Expenses must be submitted to Weichert for reimbursement within three (3) months of the date the expense was incurred.

Work Permit/Visa
You are required to meet the entry and visa/work permit requirements of the Destination Country prior to your arrival. Avon will therefore arrange for all appropriate immigration documents, visas, and work permits to be obtained in order to facilitate your permanent relocation. Your relocation terms and conditions are subject to this compliance, and as such you are not permitted to move to your Destination Country and begin the role until you have obtained all necessary immigration documents.

Avon will cover the costs associated with you and your accompanying family obtaining the appropriate immigration documentation, including the costs of any medical examinations and police checks. While Avon will assist you in preparing your passport(s) and visa/work permit applications, you are responsible for taking all required action to secure these documents. You are also responsible for ensuring your passport and the passport of your accompany family, as well as any necessary endorsements remain valid and up to date.

You are not permitted to work in the Destination Country until you have obtained proper work authorization. You should consult with the Avon Global Mobility team and/or the Avon designated immigration services law firm prior to making plans for business travel or relocation to ensure that your plans are compatible with immigration regulations in the Destination Country. Compliance is a very serious matter for Avon and Associates are expected to comply with the Destination Country laws and regulations.

TRANSITION SUPPORT FOR FIRST YEAR OF EMPLOYMENT

During the first year of your employment, we understand that your family will generally remain in the United States while you move to the Destination Country. Given this transition, the following support will be provided to you during this first year period or until the date on which your family relocates to the Destination Country, whichever is earlier.

Destination Country Housing and Utilities
You will be provided with a two (2) bedroom suitable fully-furnished serviced corporate apartment in or reasonably proximate to Chiswick (London) for the first year of your employment. Avon will cover the full cost of this housing, as well as typical utilities costs (e.g. gas, electricity, water and waste removal). In the event you select a location that exceeds the reasonable cost of a corporate apartment in Chiswick, you will be responsible for any difference in cost.

Your Duty of Care: You are required to exercise reasonable due diligence while you inhabit and maintain the rental property or serviced accommodation in accordance with the terms and conditions of the applicable rental agreement, and should understand the meaning of acceptable wear and tear under its term. If liability for property damage (including cabinet or furniture damage) occurs due to the fault or negligence of you and/or your family or guests, Avon will not reimburse for damages. You will be responsible for any and all reasonable and appropriate repair and maintenance expenses throughout your stay (including lawn care/garden maintenance, and pool maintenance, as applicable, but excluding maintenance and repair of structural elements, appliances, HVAC, plumbing, electrical systems and similar expenses, unless due to property damage by you and/or or family or guests as provided for above). Avon reserves the right to collect any amount withheld from the company-paid security deposit from any amount you are due from Avon, including but not limited to: base salary, bonus, any incentive compensation awards, relocation allowances, expense reports, tax equalization calculations etc. to the extent allowed by law.

Home Leave Allowance
Avon will provide you with a home leave allowance which is designed to give you the opportunity to maintain ties with family and friends in the Departure Country. The allowance will be based upon two (2) roundtrip airfares for you from London, United Kingdom to Cincinnati, Ohio in the United States, via the most direct route available, plus the estimated cost of ground transportation to/from the airport. Class of travel shall be in accordance with Avon's business travel policies. Your home leave allowance will be paid as a lump sum upon hire and will be grossed-up to cover all applicable taxes. You are expected to use vacation leave during home leave.

International Medical Insurance
While your accompanying family members remain in the Departure Country, you and your family will be enrolled in Avon's international assignee medical plan. This plan provides coverage for medical, dental, prescription drug, and medical evacuation. Additional details will be provided separately. This coverage will last for one year from the date of hire or until the date on which your family relocates to the Destination Country, whichever is earlier. The coverage will only remain in place whilst you are employed by Avon.

Tax Assistance
The objective of tax assistance is to ensure that your tax liability during the first year of your employment will be approximately the amount that would be payable if you were working and living in the United Kingdom exclusively. The tax assistance is limited to income tax and social taxes on income you earn due to your Avon employment. A tax assistance calculation/reconciliation will be prepared at the end of each relevant calendar year to determine if there is any incremental tax liability to you in this regard, and if so, it will be covered by Avon. After your one-year anniversary with Avon, this assistance will no longer be provided

You are required to attend a tax briefing with Avon's preferred tax advisor, Ernst & Young LLP (hereafter "EY"), to discuss the tax assistance and the Departure Country and Destination Country tax issues and obligations. The scope of the briefings will include overview of applicable tax rules, including residency issues (and the requirement to complete special departure documentation) and personal tax concerns related to the international relocation.

PERMANENT RELOCATION SUPPORT

Your family is expected to relocate to the UK approximately one year from your date of hire. At that time, you will generally be eligible for relocation benefits under the Permanent Relocation Policy as may be in effect from time to time, which includes, but is not limited to, a home finding trip. destination services, miscellaneous relocation allowance of USD 10,000, relocation travel for you and your accompanying family, temporary living accommodations expenses, shipment of household goods, one home leave allowance, access to an educational consultant (which, notwithstanding the foregoing, shall be made available immediately upon your acceptance of the Employment Agreement) and education assistance for your accompanying dependent child for one (1) year. Such payments or benefits will be grossed-up to cover all applicable taxes. In addition, you will also be eligible for the following:

Transition Premium
To help you address the reported economic penalties generated by this international relocation, you will receive a one-time payment of USD 10,000 within thirty (30) days following your family's relocation to the UK. This payment will be converted to and paid in GBP and is designed to cover expenses such as: pet shipment costs, Departure Country property management or lease cancellation fees, additional family/spouse/partner supports etc. This payment will be grossed-up to cover all applicable taxes.

Destination Country Housing Allowance
As there is a relevant difference between real estate markets and housing rental costs between Cincinnati, Ohio in the Departure Country and the Destination Country, Avon will provide you with a monthly allowance for two (2) years to help temporarily bridge the gap. Avon will cover any associated Departure or Destination Country taxes on this allowance, and therefore the amount will be grossed-up to cover all applicable taxes. This allowance will be phased-out over two (2) years as per the following schedule:

•	First year: Monthly allowance of approximately GBP 2,500

•	Second year: Monthly allowance of approximately GBP l,250

Medical Insurance
After the coverage under Avon's international assignee medical plan ceases as described above, Avon will consider your family's needs for medical insurance at that time and the coverage to be provided under your Employment Contract and evaluate whether any additional or alternative medical insurance benefits will be provided to you, with any such decision to be made in Avon's sole discretion.

TAX PREPARATION AND FILING SUPPORT

EY will be completing your Destination County and Departure Country income tax returns for the first calendar year of your employment and for the next subsequent two (2) calendar years thereafter provided you remain employed by Avon Cosmetics Limited (Avon's cost not to exceed GBP 10,000 per year). It is therefore imperative that you make contact with them to ensure that all necessary information is being compiled and that the tax process is in place to file your tax returns on a timely basis.

CERTAIN REIMBURSEMENTS AND PAYMENTS

Payments (including reimbursements) addressed in this letter may be subject to Section 409A of the U.S. Internal Revenue Code ("409A"). In order to ensure compliance with 409A, please note the following: Many of the benefits addressed in this letter are provided to you via reimbursement from Avon. For tax reasons, in many cases (noted above), Avon commits to providing you with a reimbursement as soon as administratively possible but no later than March 15th of the year following the year in which the underlying expense is incurred. However, in order for Avon to be able to reimburse you on a timely basis, you must submit the reimbursement request and the supporting documentation as soon as possible in accordance with normal expense reimbursement policy, but no later than January 31st of the year following the year in which the underlying expense is incurred. Your failure to meet this deadline may lead to Avon being unable to reimburse you by the applicable March 15th (or other applicable date), in which case you could become subject to significant additional taxes and penalties under 409A, and Avon will not provide additional payments to you to cover any such additional taxes and penalties. Avon makes no representation about the effect of 409A on the provisions of this letter and Avon will not have any liability to you in the event that you become subject to taxation under 409A.

TERMINATION OF EMPLOYMENT

Avon will pay the actual costs of moving you and your family and your personal effects back to Cincinnati, Ohio in the United States if the return trip is made within a reasonable period of time following the date of your termination in the event of: (i) the involuntary termination of your employment (other than for cause), or (ii) your retirement from Avon, on the basis that you enter into an appropriate settlement agreement with Avon as described in your Employment Agreement. For the purposes of this clause, 'retirement' shall mean a voluntary termination of employment (not for cause) whereby:

•	you reach retirement age under the UK pension scheme (as referred to in your Employment Agreement); and

•	you have no alternative employment after the termination of your employment with Avon

In the event that you resign under any other circumstances or are terminated for cause, Avon will reimburse only the repatriation costs that are mandated by law, if any.

ln the event you resign (for any reason, including retirement) or are terminated for cause within twenty four (24) months following the start of your employment or, if later, twelve (12) months following the start of your permanent relocation, you may be required to repay Avon for relocation expenditures paid or reimbursed by Avon, as outlined in the Permanent Transfer Policy and the Relocation Repayment and Authorization Agreement.

We wish you best in your move,

Sincerely,

/s/ Susan Ormiston
_______________________________
Susan Ormiston
Senior Vice President, Human Resources and Chief Human Resources Officer

ACKNOWLEDMENT AND ACCETANCE

l hereby agree to and accept the foregoing terns and condition s. l acknowledge that 1have received the following documents: Avon 's Permanent International Transfer Policy -Tier I. 1 understand that Avon 's policies are subject to amendment and change as deemed appropriate by Avon.

/s/ James Thompson                        18-5-17
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James Thompson                          Date